EX-99.28(j)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference of our report dated February 23, 2017 on the financial statements and financial highlights of the Driehaus Emerging Markets Growth Fund for the year ended December 31, 2016, in Post-Effective Amendment No. 122 to the Registration Statement (Form N-1A, No. 333-05265) and related Prospectus and Statement of Additional Information of the Driehaus Mutual Funds.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

July 14, 2017